Presentation of Revised Financial Information

The Company completed the sale of the polyethylene terephthalate (“PET”) business, related assets at the Columbia, South Carolina, site, and technology of its Performance Polymers segment on January 31, 2011.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations under accounting principles generally accepted in the United States.  The remaining segments include allocated costs not included in discontinued operations and which have been reallocated.

(Dollars in millions)	2010	2009	2008	2007	2006
Sales by Segment
CASPI	$1,574	$1,217	$1,524	$1,451	$1,421
Fibers	1,142	1,032	1,046	999	911
PCI	2,083	1,398	2,443	2,191	1,749
Specialty Plastics	1,043	749	923	872	818

Total Operating Earnings	$5,842	$4,396	$5,936	$5,513	$4,899

(Dollars in millions)	2010	2009	2008	2007	2006
Operating Earnings (Loss)
CASPI	$293	$221	$196	$225	$217
Fibers	323	292	234	230	218
PCI	224	41	143	218	125
Specialty Plastics	88	9	30	58	39
Total Operating Earnings by Segment	928	563	603	731	599
Other	(66)	(218)	(52)	(48)	(47)

Total Operating Earnings	$862	$345	$551	$683	$552

(Dollars in millions)	2010	2009	2008	2007	2006
Sales by Customer Location
United States and Canada	$2,957	$2,252	$3,308	$3,263	$2,981
Asia Pacific	1,446	1,062	1,186	1,084	890
Europe, Middle East, and Africa	1,150	835	1,045	935	812
Latin America	289	247	397	231	216

Total Sales	$5,842	$4,396	$5,936	$5,513	$4,899

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